Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2016 with respect to the consolidated financial statements and schedule of Numerex Corp. as of December 31, 2015 and for the two years in the period ended December 31, 2015, included in the Annual Report on Form 10-K of Numerex Corp. for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement of Sierra Wireless, Inc. on Amendment No. 1 to Form F-4. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Atlanta, Georgia

October 24, 2017